Exhibit 19.1
CompoSecure, Inc.
Insider Trading Policy
Effective September 25, 2024
1.BACKGROUND AND PURPOSE
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation & integrity of CompoSecure, Inc. (the “Company”), as well as that of all persons affiliated with the Company. Insider trading occurs when any person purchases or sells a security while in possession of inside information relating to the security. The US federal and state securities laws prohibit any member of the Company’s Board of Directors, employees, or vendors/contractors of the Company from purchasing or selling Company securities on the basis of material non-public information concerning the Company. Securities include: stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments. “Purchase” and “Sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities. It also prevents any member of the Company’s Board of Directors or any employees of the Company from disclosing material non-public information to others who might trade on the basis of that information.
These laws impose severe sanctions on individuals who violate them. In addition, the U.S. Securities and Exchange Commission, or the SEC, may impose large fines on the Company and on the Company’s directors or executive officers if insider trading occurs and the SEC believes the Company, its executive officers or directors have failed to take appropriate steps to prevent such insider trading (so-called “controlling person” liability).
The Company has adopted this Insider Trading Policy (this “Policy”) to promote compliance with these laws.
It is your obligation to understand and comply with this Policy. It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe.
2.PERSONS SUBJECT TO THE POLICY
This Policy applies to all directors, executive officers, employees, consultants and independent contractors who are subject to the Policy by means of a contract or other agreement or who are reasonably expected to be exposed to material non-public information through their relationship with the Company, independent contractors of the Company, or its affiliates and subsidiaries. This Policy also applies to your spouse, minor children, anyone else living in your household. You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company or another company’s securities about which you might have material non-public information. This Policy also applies to all entities that you, your spouse, minor children or anyone else living in your household own or beneficially control such as corporations, partnerships, trusts or other entities and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. All persons (or, if applicable, entities) subject to this Policy as described in this paragraph are referred to herein as “Covered Persons.”
The Company has also designated certain persons listed on Exhibit A hereto as “Access Persons.” Because of such persons’ likelihood to have access to material non-public information through their relationship with the Company, these Access Persons shall be subject to certain additional restrictions as described elsewhere in this Policy. The Company’s General Counsel shall maintain and update the list of Access Persons from time to time as appropriate.
Covered Persons may also be liable for communicating or tipping material or non-public information to a third party (“Tippee”), as Covered Persons become liable for the insider trading of their Tippees.
Further, insider trading violations are not limited to trading or tipping by Covered Persons. Specifically, persons other than Covered Persons also can be liable for insider trading, including Tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information that has been misappropriated. This extension of liability is the result of the fact that Tippees inherit a Covered Person’s duties and are liable for trading on material non-public information illegally tipped to them by a Covered Person. Additionally, Tippees can be liable for insider trading if they pass the information along to others who then illegally trade. In other words, a Tippee’s liability for insider trading is no different from that of a Covered Person. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.
3.TRADING RESTRICTIONS AND GUIDELINES
In the course of your relationship with the Company, you may have access to or become aware of material non-public information regarding the Company or other companies, including our clients, vendors, partners, or possible acquisition or merger targets. You may not:
•purchase or sell any securities of the Company while you are aware of any material non-public information concerning the Company;
•disclose to any other person any material non-public information concerning the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling Company securities (This is known as “tipping”.);
•purchase or sell any securities of another company while you are aware of any material non-public information concerning such other company which you learned in the course of your service as a director, executive officer, employee of, or consultant or independent contractor to, the Company; or
•disclose to any other person any material non-public information concerning another company which you learned in the course of your service as a director, executive officer, employee of, or consultant or independent contractor to, the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling securities of such other company.
Trading is never permitted while you are in possession of material non-public information. There are no exceptions, even for transactions that are very small or seemingly insignificant or in the event of a personal financial emergency. The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material or non-public information. The SEC aggressively investigates even small insider trading violations.
4.MATERIAL NON-PUBLIC INFORMATION
“Material non-public information” subject to this Policy has two elements: it is both “material” and “non-public.”
MATERIAL INFORMATION:
Information is “material” if a reasonable investor could consider it important in a decision to buy, sell or hold securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. It is your responsibility to seek guidance where necessary to determine if the information you possess is material. Material information often arises in, but is not limited to, the circumstances listed below:
•financial results;
•projections of future earnings or losses, or forecasts or guidance;
•a change in dividend policy, the declaration of a stock split or an offering of additional securities;
•pending or proposed mergers or acquisitions;
•pending or proposed divestitures of significant subsidiaries or business units;
•pending or threatened major litigation;
•Company borrowings or financings;
•defaults on borrowings;
•a change in control;
•bankruptcies or the existence of severe liquidity problems;
•development of a significant new product, process or service;
•changes in senior management;
•quarterly bonus payout updates; and
•information related to the Company supply chain.
You should keep in mind that whether information is material depends on the specific circumstances existing at a particular point in time. Always remember that trading that receives scrutiny will be evaluated after the fact and with the benefit of hindsight.
NON-PUBLIC INFORMATION:
Information is “non-public” if it has not been disclosed to the general public. To be considered public, information must be widely disseminated in a manner making it generally available to investors and you should be able to point to some evidence that the information is widely disseminated. Information would likely not be considered widely disseminated if it is available only to a company’s employees. You should not discuss material non-public information within the hearing range of any person who is not authorized to receive that information. It is particularly important to exercise care and refrain from discussing non-public information in public places, such as elevators, trains, taxis, airplanes, lavatories, restaurants, and other places where the discussions might be overheard, as well as internet “chat rooms” or similar internet-based forums or social media platforms, and should carefully guard all material non-public information (and all devices through which such information is accessible) while in public or shared spaces. Once information is generally made available to investors, a reasonable period of time must elapse in order for the market to react to the information. Generally, two full trading days should be allowed following the public announcement of information before that information is deemed to be public and fully absorbed by the marketplace.
5.BLACKOUT PERIODS
Access Persons may not trade in Company securities during a quarterly blackout period, regardless of whether they are then actually aware of material non-public information. A quarterly blackout period is in effect with respect to each quarterly earnings announcement, beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter. A blackout period may be also established from time to time by the Board, the CEO, the CFO, or the General Counsel in light of particular events or developments affecting the Company. In addition, Access Person are prohibited from informing others who are not subject to this Section 5 that a blackout period has been imposed as a result of particular events or developments in effect.
The prohibition on purchases and sales of Company securities during blackout periods does not apply to:
1.purchases made under an employee stock purchase plan operated by the Company; provided however, that the securities so acquired may not be sold during a blackout period;
2.exercises of stock options or the surrender of shares to the Company in satisfaction of any tax withholding obligations in a manner permitted by the applicable stock option; provided however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction) during a blackout period;
3.acquisitions or dispositions of Company common stock under the Company’s 401(k) plan which are made pursuant to standing instructions not entered into or modified during a blackout period;
4.purchases of securities from the Company or sales of securities to the Company;
5.deemed dispositions or acquisitions of Company common stock resulting from organizational changes to entities through which Access Persons indirectly own such Company common stock;
6.transfers of Company common stock from transfer agent accounts to brokerage accounts without any change in beneficial ownership; and

7.purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “Trading Plan”) which is adopted and operated in compliance with Rule 10b5-1; provided such Trading Plan satisfies all conditions of Rule 10b5-1, was submitted to the Company’s Compliance Officer for review and approval by the Company prior to its adoption, and was not adopted during a blackout period.
The Company will endeavor to provide training on Rule 10b5-1 Trading Plans and may engage a broker to assist in the facilitation and administration of Rule 10b5-1 Trading Plans and corresponding transactions under such Trading Plans.
6.TRADING WINDOW FOR ACCESS PERSONS SUBJECT TO BLACKOUT PERIODS
Subject to the pre-clearance procedures set forth in Section 7 below, Access Persons are permitted to trade in the Company's securities when no blackout period is in effect. Generally, this means that Access Persons can trade during the period beginning on completion of the second full trading day after the public announcement of earnings for each quarter and ending on beginning two weeks prior to the end of the next fiscal quarter. However, even during this trading window, an Access Person who is in possession of any material non-public information should not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Section 5 above is imposed and will re-open the trading window once the special blackout period has ended.
7.PRE-CLEARANCE OF SECURITIES TRANSACTIONS FOR ACCESS PERSONS
a)Because Access Persons are likely to obtain material non-public information on a regular basis, the Company requires all such Access Persons to refrain from trading, even during a trading window under Section 6 above, without first pre-clearing all transactions in the Company's securities.
b)Subject to the exemption in subsection (d) below, no Access Persons may, directly or indirectly, purchase, sell or gift any Company security at any time without first obtaining prior approval from the Compliance Officer (as designated in Section 13 below).
c)The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked or another time period is specified, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
d)Pre-clearance is not required for purchases and sales of securities under an approved Trading Plan. With respect to any purchase or sale under an approved Trading Plan, the third party effecting transactions on behalf of the Company insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

8.POST-EMPLOYMENT TRANSACTIONS MAY BE PROHIBITED
The portions of this Policy relating to trading while in possession of material non-public information and the use or disclosure of that information continue to apply to transactions in Company securities even after termination of employment or association with the Company. If you are aware of material non- public information about the Company when your employment or other business relationship with the Company ends, you may not trade in Company securities or disclose the material non-public information to anyone else until that information is made public or becomes no longer material.
9.OTHER PROHIBITED TRANSACTIONS
1.Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16 of the Securities and Exchange Act of 1934 (the “Exchange Act”) expressly prohibits executive officers and directors from engaging in short sales.
2.Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on material non-public information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
3.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.
10.ADDITIONAL INFORMATION FOR SECTION 16 DIRECTORS AND OFFICERS
Directors and officers of the Company (as such term is defined pursuant to Section 16 of the Exchange Act) (such persons, “Section 16 Persons”) must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that Section 16 Persons who purchase and sell the Company’s securities in certain matching transactions within a six-month period must disgorge all profits to the Company, whether or not they had knowledge of any material non-public information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option nor the receipt of stock under the Company’s employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16 and the purchase and sale must be reported on Form 4. Moreover, no Section 16 Person may ever make a short sale of the Company’s stock.
11.PENALTIES FOR VIOLATIONS
Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including employment termination. Penalties for trading on or tipping material/non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•securities industry self-regulatory organization sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•civil fines for the employer or other controlling person of a violator of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator; and
•criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and jail sentences of up to 20 years.
12.COMPANY ASSISTANCE AND EDUCATION
The Company shall take reasonable steps designed to ensure that all Covered Persons are informed of, and periodically reminded of, the federal securities law restrictions and company policies regarding insider trading. All directors, executive officers, employees, and consultants and independent contractors who are subject this Policy shall be required to certify their understanding of, and intent to comply with, the Policy.
13.COMPANY COMPLIANCE OFFICER
The Company has appointed Steven J. Feder, the Company’s General Counsel, as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:
•assisting with implementation and enforcement of this Policy;
•circulating this Policy to all Covered Persons and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
•pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Section 7 above; and
•providing approval of any Trading Plans and any prohibited transactions under Sections 5 and 9 above, respectively.
•providing a reporting system with an effective whistleblower protection mechanism.

ACKNOWLEDGMENT CONCERNING INSIDER TRADING POLICY
I,                                                                                            , acknowledge that I have read and understand the Insider Trading Policy of CompoSecure, Inc. and that I agree to abide by the provisions stated therein. I further certify that I understand that failure to adhere to these rules will result in serious consequences and may result in termination of my employment with CompoSecure, Inc.

Employee’s Name Printed            Date

Employee Signature            Date